EXHIBIT 2.5

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into this 22nd day of May, 1998 ("Closing Date"), by and among AMBASSADORS INTERNATIONAL, INC. ("AII"), a Delaware corporation, AMBASSADOR PERFORMANCE GROUP, INC. ("APG"), a Delaware corporation, INCENTIVE ASSOCIATES, INC. ("IAI"), a California corporation, WAYNE WRIGHT ("Wright") and RUSS MEDEVIC ("Medevic").

     A. Wright and Medevic (individually, "Shareholder," and collectively, "Shareholders") are the beneficial and record owners of 100% of the issued and outstanding shares of the capital stock of IAI ("IAI Shares").

     B. AII is the beneficial and record owner of all of the issued and outstanding shares of the capital stock of APG.

     C. The respective Boards of Directors of AII and IAI deem it advisable and in the best interest of AII and IAI, and their respective shareholders, that IAI be merged with and into APG ("Merger"), upon the terms and subject to the conditions set forth in this Agreement.

     D. As a part of the Merger transaction, the Shareholders will receive, in exchange for the IAI Shares, cash and common stock of AII upon the terms and conditions contained herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
                                    ARTICLE 1

                                   THE MERGER
                                   ----------

     1.1 DELIVERY AND FILING OF ARTICLES OF MERGER; EFFECTIVE TIME OF MERGER. Notwithstanding anything to the contrary contained in this Agreement and notwithstanding the filing date of the Articles of Merger (as provided below), the Merger shall be deemed effective as of April 1, 1998 ("Effective Date") and APG and IAI will cause Articles of Merger, in substantially the form attached hereto as Exhibit 1.1 ("Articles of Merger"), to be signed, verified and delivered to the Secretary of State of California as provided in the California General Corporation Law, and the Secretary of State of Delaware as provided in the Delaware Corporation Law, as soon as possible after the execution of this Agreement. The separate existence of IAI shall cease and IAI shall be merged with and into APG. APG, which shall be the party surviving the Merger, is sometimes referred to herein as the "Surviving Corporation" and, as such, as provided under the provisions of this Agreement, will succeed to all rights, assets, liabilities and obligations of IAI effective as of the Effective Date.

     1.2 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of APG shall be and, until further amended as provided by law, continue to be the Certificate of Incorporation of the Surviving Corporation.

     1.3 BYLAWS. The Bylaws of APG shall be and, until duly amended as therein provided, continue to be the Bylaws of the Surviving Corporation.

     1.4 DIRECTORS. The members of the Board of Directors of APG shall constitute the Board of Directors of the Surviving Corporation until their successors shall have been duly elected and qualified as provided in the Bylaws of the Surviving
           Corporation.

     1.5 OFFICERS. The officers of APG shall constitute the officers of the Surviving Corporation until their successors shall have been duly elected and qualified as provided in the Bylaws of the Surviving Corporation.

     1.6 EFFECT OF MERGER. As a result of the Merger, the separate existence of IAI shall cease, and the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of a public and of a private nature being subject to all of the restrictions, disabilities, liabilities and duties of IAI, the rights, privileges, powers and franchises and immunities of IAI, all property (whether real, personal or mixed) and all debts due on whatever account, as well as stock subscriptions, and all other things in action or belonging to or due to IAI shall be vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in IAI shall not revert or be in any way impaired by reason of the Merger.

     1.7 FURTHER ASSURANCES. If, at any time after the Closing Date, the Surviving Corporation shall reasonably decide that any further assignments, assumptions or assurances in law or any other things are necessary or desirable to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, title to any property or right of IAI acquired or to be acquired by reason or as a result of the Merger, the proper officers and directors of the Surviving Corporation shall, in the name of IAI, execute and deliver all deeds, assignments and assurances in law and do all things reasonably necessary or proper to vest, perfect and confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the terms and conditions of this Agreement.

     1.8 TAX-FREE REORGANIZATION. The parties hereto acknowledge and agree that the transaction contemplated herein is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as in effect on the Closing Date.

                                    ARTICLE 2

                              CONVERSION OF SHARES
                              --------------------

     2.1 CONVERSION OF SHARES; PURCHASE PRICE. At the Closing (as defined in Section 9.1), by virtue of the Merger, the IAI Shares shall automatically convert into the right of the holders of the IAI Shares to receive, from AII and/or APG, the following:

           2.1.1 The sum of (i) $4,300,000, payable in cash or check and common stock of AII as provided below, (ii) an amount equal to the Cash Book Value (as that term is defined below) of IAI as of the Effective Date, except that if the Cash Book Value is a negative amount, then such negative amount shall be deducted from the cash portion in accordance with the terms below, and (iii) the Earn-Out Payments (as that term is defined and calculated below). All of the foregoing shall be paid as follows.

           2.1.2 The amount of $4,300,000 provided for in Section 2.1.1(i) above shall be paid $1,800,000 in cash at the Closing, less $50,000 ("Holdback"), and $2,500,000 by way of the issuance of shares of common stock of AII ("AII Shares") in an amount equal to $2,500,000 divided by the average of the closing prices of AII's common stock on NASDAQ for the ten (10) trading days immediately preceding the earlier of the date of any public announcement regarding the Merger or the Closing Date, but in no event less than $29.00 or more than $30.00. The cash and AII Shares provided for in this
                   Section 2.1.2 shall be allocated among all of the shareholders of IAI in proportion to their ownership of the IAI Shares.

           2.1.3 For purposes of this Agreement, the term Cash Book Value shall be (i) the sum of cash, prepaid expenses and accounts receivable of IAI as of the Effective Date, but only to the extent that such accounts receivable are collected within six (6) months after the Closing Date, less (ii) the sum of all liabilities of IAI as of the Effective Date, all deposits received by IAI through the Effective Date and any and all accrued and unpaid expenses through the Effective Date, including but not limited to unpaid compensation, unpaid vacation pay, sick pay and the value of unused vacation time. On or before six (6) months after the Closing Date, APG and the Shareholders shall determine the Cash Book Value of IAI as of the Effective Date. If the Cash Book Value is a positive amount, then APG shall immediately pay to the Shareholders the amount of the Holdback plus the amount of the Cash Book Value. If the Cash Book Value is a negative amount and is less than the amount of the Holdback, then APG shall deduct such amount from the

                   Holdback and remit the difference to the Shareholders. If the Cash Book Value is a negative amount and is more than the Holdback, the entire amount of the Holdback shall be retained by APG and the difference shall forthwith be paid by the Shareholders to APG. To the extent that any of the accounts receivable are not collected within six (6) months after the Closing Date and, therefore, not included in Cash Book Value, such uncollected accounts receivable shall be assigned to the Shareholders. The payments provided for in this Section 2.1.3, as well as the payments provided for in Section
                   2.1.4 below, shall be allocated among all of the shareholders of IAI in proportion to their ownership of the IAI Shares.

           2.1.4 For each of the twelve month periods ending March 31, 1999, 2000, 2001 and 2002 ("Earn-Out Years"), APG shall pay to the Shareholders earn-out payments ("Earn-Out Payments") based upon Gross Profits (as that term is defined below) upon the following terms and conditions:

                   (i) For the first Earn-Out Year, an amount equal to eighty percent (80%) of the Gross Profits between $2,000,000 and $3,200,000, fifty percent (50%) of the Gross Profits between $3,200,000 and $4,000,000, and fifteen percent (15%) of the Gross Profits in excess of $4,000,000.

                   (ii) For each of the second, third and fourth Earn-Out Years, sixty percent (60%) of the Gross Profits between $2,200,000 and $3,000,000, fifty percent (50%) of the Gross Profits between $3,000,000 and $4,000,000, and fifteen percent (15%) of the Gross Profits in excess of $4,000,000.

                   (iii) Each Earn-Out Payment shall be paid one-half (1/2)
                         in cash and one-half (1/2) in shares of common stock of AII. Such shares shall be valued at the average of the closing prices of AII's common stock on NASDAQ for the last fifteen (15) trading days of the Earn-Out Year for which such payment is made.

                   (iv) For purposes of this Section 2.1.4, the term "Gross Profits" for any Earn-Out Year shall mean all revenues of APG's Laguna Hills Business (as that term is defined below) actually received by APG during such Earn-Out Year less all direct program costs. For purposes of this Agreement, the term "Laguna Hills Business" shall mean the sales generated from (a) those persons named on
                         Exhibit 2.1.4(a) attached hereto and (b) those clients and prospective clients identified on
                         Exhibit 2.1.4(b) attached hereto.  Exhibit

                         2.1.4(b) shall separately identify existing clients and prospective clients. In determining the Gross Profits for the Earn-Out Year ending December 31, 1998, there shall be included therein the Gross Profits of IAI for the period January 1, 1998 through the Closing Date. The Earn-Out Payment for any Earn-Out Year shall be paid within three (3) months after the end of the Earn-Out Year.

     2.2 DELIVERY OF PURCHASE PRICE AND SHARE CERTIFICATES. At the Closing, the stock certificates representing the IAI Shares shall be automatically canceled, and the Shareholders shall deliver to AII or APG all such stock certificates. Upon delivery of such certificates, AII shall at the Closing deliver to the Shareholders the cash payments as provided for above. The certificates evidencing the AII Shares shall be delivered within ten (10) business days after the Closing Date.

     2.3 REGISTRATION RIGHTS. If, during the one (1) year period immediately following the issuance of any AII common stock under this Article 2, AII completes an underwritten public offering of its common stock, which offering includes for sale shares of AII common stock which are owned by other shareholders of AII ("Selling Stockholders"), each of the Shareholders shall have the right to include in such offering that percentage of shares of common stock of AII issued during the previous year to such Shareholder which is the same percentage determined by dividing the number of shares sold by the Selling Stockholders by the total number of shares then owned by the Selling Stockholders, but in no event shall the percentage be less than the percentage of John Ueberroth's shares which are included in the offering. In order for a shareholder of IAI to include his shares in such offering, he shall enter into an agreement with the underwriter upon the same terms and conditions contained in the agreements between the underwriter and the Selling Stockholders. In addition, AII and such shareholder shall agree upon the same indemnification provisions agreed upon between Ambassadors and the Selling Stockholders.

                                    ARTICLE 3

                                OTHER AGREEMENTS
                                ----------------

     3.1   EMPLOYMENT AGREEMENTS.  At the Closing, the Surviving
           Corporation and each of the Shareholders shall enter into an Employment Agreement ("Employment Agreement") in the form of
           Exhibit 3.1 attached hereto.

     3.2 NON-COMPETITION AGREEMENTS. At the Closing, the Surviving Corporation and each of the Shareholders shall enter into a Non-Competition Agreement ("Non-Competition Agreement") in the form of Exhibit 3.2 attached hereto.

     3.3 INVESTMENT REPRESENTATIONS. At the Closing, each of the Shareholders shall execute and deliver to AII investment representations in the form of Exhibit 3.3 attached hereto.

     3.4 ASSIGNMENT OF CLAIM. AII and APG hereby assigns to the Shareholders all of IAI's right, title and interest in and to IAI's claim against Certified Grocers of California, effective as of the Effective Date. The Shareholders agree that they shall be responsible for all costs of collection (including attorneys' fees incurred after the Effective Date) incurred in connection therewith as well as any counterclaim or cross-complaint filed in connection therewith.

     3.5 TERMINATION OF LEASE. The lease between IAI and Wright for the premises located at 22972 Mill Creek Drive, Laguna Hills, California 92653, shall be as of August 31, 1998 and, notwithstanding anything to the contrary contained in this Agreement or such lease, neither IAI, AII nor APG shall have any obligation or liability under said lease other than the payment of rent through August 31, 1998.

     3.6 POST EFFECTIVE DATE PROFITS. Within three (3) months after the Closing Date, APG shall prepare a balance sheet of IAI as of the Closing Date ("Closing Balance Sheet") and a profit and loss statement of IAI for the period from the Effective Date through the Closing Date ("Closing Earnings Statement"). IAI and the Shareholders agree, represent and warrant that the profits earned by IAI during the period between the Effective Date and the Closing Date ("Transition Period") will be calculated as if APG was the owner of the business during the Transition Period. In connection therewith, in preparing the Closing Balance Sheet and the Closing Earnings Statement, any and all salary, compensation and other payments and reimbursements made to or on behalf of the Shareholders during the Transition Period shall be calculated not as to the actual payments and reimbursements but, rather, as if their Employment Agreements, as provided for in
           Section 3.1 above, were in effect during that period and, furthermore, there shall not be any provision for bonuses either before or after the Effective Date or any provision for employee compensation for services rendered prior to the Effective Date, except to the extent reflected in the Reference Balance Sheet, even though such services may benefit contracts which are not completed as of the Effective Date. To the extent that the profits earned by IAI during the Transition Period are not reflected in the Closing Balance Sheet and the Closing Earnings Statement, then the Shareholders shall forthwith pay such amount to APG. In other words, the net profits earned by IAI during said period should have remained within IAI and not distributed or paid out other than for operating expenses in the ordinary course of business.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                            THE SHAREHOLDERS AND IAI
                        ---------------------------------

     Each of the Shareholders and IAI, jointly and severally, represent and warrant to AII and APG that the following statements are true, correct and complete as of the Effective Date and as of the date of this Agreement and will be true, correct and complete as of the Closing
     Date:

     4.1 EXECUTION AND DELIVERY OF AGREEMENT. IAI and the Shareholders have duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of each of them enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and the unanimous vote of the shareholders of IAI.

     4.2   COMPLIANCE, CONSENTS AND APPROVALS.  Except as described in
           Exhibit 4.2, the execution and delivery of this Agreement by IAI and the Shareholders, the performance by IAI and the Shareholders of their obligations under this Agreement and the consummation by IAI and the Shareholders of the transactions contemplated by this Agreement do not require any of them to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority nor will the consummation of the transactions hereby result in the breach of any of the terms, provisions, or conditions of, or constitute a default under or violate, IAI's Articles of Incorporation, Bylaws or any agreement, lease, license or other document or undertaking, oral or written, to which IAI and/or any of the Shareholders is bound or by which any of their properties or assets may be affected.

     4.3 ORGANIZATION, STANDING AND AUTHORITY. IAI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. IAI is not required to be qualified or otherwise authorized as a foreign corporation to transact business in any jurisdiction other than California and no other jurisdiction has claimed, in writing or otherwise, that IAI is required to qualify or otherwise be licensed therein. IAI does not presently file any franchise, income or other tax returns in any jurisdiction other than California.

     4.4 CAPITALIZATION AND TITLE. The authorized capital stock of IAI is 1,000 shares of common stock with a par value of $1.00 per share, of which 720 shares (referred to herein as the "IAI

           Shares") are validly issued and outstanding and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof. The Shareholders are all of the shareholders of IAI, and no other person, firm, corporation or entity owns any shares of capital stock of IAI. Each of the shareholders of IAI is the owner of the number of IAI Shares set forth opposite his name on Exhibit 4.4 attached hereto, and each has good and marketable title thereto and the absolute right to sell, assign, transfer, convey and deliver the same to APG, free and clear of liens, agreements, pledges, mortgages or encumbrances of any kind or nature. There are no stock restriction agreements or voting trust agreements or proxies affecting the IAI Shares, nor are there any outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which IAI or any of the shareholders of IAI are bound calling for the issuance, repurchase, or redemption of any class of shares of IAI's capital stock, or securities convertible or exchangeable, actually or contingently, into any class of shares of IAI's capital stock.

     4.5 EQUITY INTERESTS. IAI has no subsidiary which it owns or controls, and has no equity interest, whether of record or beneficial or otherwise, in any corporation, partnership, limited liability company, joint venture or other business association or entity.

     4.6 CORPORATE RECORDS. The minute books and capital stock records of IAI are accurate and complete. All formal meetings and actions of stockholders and directors of IAI heretofore held are reflected in minutes which appear in said minute books and were duly held. Copies of consents and of minutes of any meetings and formal actions of the directors or shareholders of IAI held after the date hereof and on or prior to the Closing will be made available to AII and its counsel immediately after such meeting or action, as the case may be, and in all events prior to the Closing. The copies of the Articles of Incorporation and Bylaws of IAI contained in said minute books are true, correct and complete, as amended and existing at the date hereof. The books of account and other records of IAI are complete and correct and accurately present and reflect all of the transactions entered into by IAI. Exhibit 4.6 attached hereto sets forth a true and complete listing of IAI's existing officers, directors, bank accounts, safe deposit boxes and the names of all persons authorized to draw thereon or have access thereto.

     4.7 FINANCIAL STATEMENTS. The financial statements of IAI as at and for the fiscal years ended March 31, 1996, 1997 and 1998 (copies of which statements are collectively attached hereto as Exhibit 4.7), are true and correct, having been prepared in accordance with generally accepted accounting principles, are consistent with practices followed for prior periods, and present fairly the financial condition of IAI at such respective dates and the results of its operations for each of the respective periods.

           Such financial statements are hereinafter collectively referred to as the "IAI Financial Statements", and the balance sheet included therein as at March 31, 1998, is hereinafter referred to as the "Reference Balance Sheet".

     4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved in the Reference Balance Sheet, IAI as of such date had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities due or to become due and whether incurred in respect to or measured by IAI's income for any period prior to the date of this Agreement, or arising out of transactions entered into or any state of facts existing prior thereto. None of the Shareholders nor IAI know or have reasonable grounds to know of any basis for the assertion against IAI, as of the date of the Reference Balance Sheet, of any liabilities of any nature or in any amount not fully reflected or reserved against in the Reference Balance Sheet. Between the date of the Reference Balance Sheet and the date hereof, IAI has not, and between the date hereof and Closing, IAI will not have, incurred any liabilities, debts or obligations of any nature whatsoever other than those incurred in the ordinary course of business during such respective period.

     4.9 ABSENCE OF CERTAIN CHANGES. Except as indicated in Exhibit 4.9, since March 31, 1998 and through the Closing Date, there has not been and there will not be any:

           4.9.1 transaction by IAI except in the ordinary course of business;

           4.9.2 any capital expenditure by IAI or lease of capital equipment;

           4.9.3 material adverse change in the condition (financial or otherwise), liabilities, assets, business or prospects of IAI;

           4.9.4 destruction, damage to or loss of any asset of IAI (whether or not covered by insurance) which materially and adversely affects the condition (financial or otherwise), business or prospects of IAI;

           4.9.5 labor trouble, strike or other event or condition of any character materially and adversely affecting the condition (financial or otherwise), business or prospects of IAI;

           4.9.6   change in the accounting methods or practices
                   (including, without limitation, any change in depreciation or amortization policies or rates) of IAI;

           4.9.7   reevaluation by IAI of any of its assets;

           4.9.8 declaration, setting aside or payment of a dividend or other distribution in respect of, or any direct or indirect redemption, repurchase, or other acquisition by IAI, of any of its capital stock of any class or of any other of its securities;

           4.9.9 increase in the salary or other compensation payable or to become payable by IAI to any of its respective officers, directors or employees, the adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional "fringe benefits", or the declaration or payment by IAI of a bonus or other additional salary or compensation to any such person or the contribution to any profit sharing or defined benefit plan;

           4.9.10 any sale or transfer of any asset of IAI, except in the ordinary course of business;

           4.9.11 amendment other than in the ordinary course of business or termination of any contract or other agreement to which IAI is a party;

           4.9.12 loan by IAI to any person or entity, or guaranty by IAI of any loan;

           4.9.13 payment by IAI of any loan or guaranty by IAI of any loan;

           4.9.14 cancellation by IAI without full payment, of any note, loan, or other obligation owing to IAI;

           4.9.15 mortgage, pledge or other encumbrance of any asset of IAI;

           4.9.16 incurrence of, assumption of, or taking any properties subject to, any liability, except for liabilities incurred or assumed or property taken in IAI's ordinary course of business and consistent with past practice;

           4.9.17 waiver or release of any right or claim of IAI, except in the ordinary course of business;

           4.9.18 amendment of the Articles of Incorporation, Bylaws or other charter documents of IAI, or issuance or creation of any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of capital stock or other securities or other equity interest of IAI may be directly or indirectly authorized, issued, or transferred from treasury;

           4.9.19 event or condition of any character which has or might reasonably be expected to have a material and adverse effect on the financial condition, business, assets or prospects of IAI; or

           4.9.20 agreement, commitment by or obligation of IAI to do, or undertaking which may cause IAI to do, any of the matters described in the preceding clauses (1) through
                   (20).

     4.10  COPIES OF DOCUMENTS; NO DEFAULT.   The Shareholders have made
           available to APG true and complete copies of all contracts or other agreements, whether or not made in the ordinary course of business, to which IAI is a party. Each such contract and other agreement is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and IAI is not in default under any of them and neither IAI nor any of the Shareholders has received any notice from any other party to such contract(s) alleging that such a default exists or has reason to believe that IAI will not be able to fulfill, when due, all of its obligations which remain to be performed after the date hereof. No other party to any or all of such contracts or agreements is in default thereunder and neither IAI nor any of the Shareholders is aware of any condition or event which after notice or lapse of time or both would constitute a default by any party thereto. None of such contracts or agreements will expire or be terminated or be subject to any modification of terms or conditions upon the consummation of the Merger.
           Exhibit 4.10 sets forth a list of all such contracts and other agreements.

     4.11 ASSETS. IAI owns outright and has good title to all of its assets and properties, free and clear of any lien or other encumbrance, except as specifically stated in the Reference Balance Sheet. All of the property (whether real or personal, owned or leased) used by IAI has been reasonably maintained, is in good operating condition allowing for normal wear and tear, and is fit for the purposes for which they are being utilized.

     4.12  REAL ESTATE AND LEASES.  IAI does not own any real property.
           IAI does not have any options or contractual obligations to purchase or acquire any interest in real property. All leases, subleases or other agreements under which IAI is lessee of any real or personal property are described on Exhibit 4.12 and true and complete copies of all such agreements have been made available to APG. Such leases, subleases and other agreements are in full force and effect and neither IAI nor any of the other parties are in default thereunder and IAI has not received any notice of any default thereunder.

     4.13 INTANGIBLE PROPERTY AND COMPUTER SOFTWARE. IAI owns and/or has registered or has valid rights to use all trademarks, trade names, designs, formulas, know-how, processes, trade secrets, copyrights and computer software which are necessary for the conduct of its business as now being conducted. IAI is not infringing the rights of others with respect to any of the foregoing and neither IAI nor any of the Shareholders has received written notice that IAI is infringing upon any existing or pending trademark, trade name registration or copyright. IAI does not own any patents, patent licenses, permits with respect to patents, copyrights, or any applications therefor. Exhibit
           4.13 is a list of all trademarks, trade names, copyrights and computer software created by or for IAI's specific use, whether or not now being used.

     4.14 LITIGATION AND REGULATION. There are no litigations, suits or governmental proceedings, administrative or judicial, pending, nor to the knowledge of the Shareholders or IAI threatened, against the Shareholders or IAI; and no strike is pending, or to the knowledge of the Shareholders or IAI threatened, against IAI by its employees or any labor organization claiming to represent such employees. IAI is not subject to or in violation or default in any material respect of, any order, writ, injunction or decree of any court, administrative agency or governmental body. IAI is in compliance in all material respects with all laws, rules, regulations and orders applicable to its business and is in possession of all governmental licenses necessary to the conduct of its business, and such licenses are valid and in full force and effect. There are no unresolved complaints pending against IAI before any governmental agency.

     4.15 EMPLOYEES. Except as set forth in Exhibit 4.15, IAI has no written or oral agreement with any employee which cannot be terminated at will and there has been no increase in compensation to any employee of IAI since December 31, 1997. Included in Exhibit 4.15 attached hereto is a list of all of the employees of IAI as well as their compensation and fringe benefits.

     4.16 EMPLOYEE PLANS. Except as set forth in Exhibit 4.16 attached hereto, IAI does not maintain, contribute to, or have any liability to any pension, profit sharing, defined benefit or other "employee pension benefit plan" or "employee welfare benefit plan" (as those terms are respectively defined in sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Each plan listed on Exhibit 4.16 is in compliance with the requirements prescribed by any and all statutes, orders, or governmental rules or regulations currently in effect, including, but not limited to ERISA, and the Internal Revenue Code of 1986, as amended (the "Code"), applicable to such plans. Except as disclosed in Exhibit 4.16, IAI does not have any other plan or agreement with any of its employees, officers, directors, agents or representatives providing for present or future employee benefits or deferred compensation of any nature whatsoever, stock options, stock purchase or other employee benefits of any nature whatsoever.

     4.17 INSURANCE. IAI has provided to APG copies of all policies or binders of fire, professional errors and omissions, liability, workers' compensation, vehicular and other insurance held by or on behalf of IAI. No claims are pending with respect to any such policies or binders. Such policies and binders are in full force and effect, and insure against risks and liabilities to the extent and in the manner that is customary in IAI's industry. IAI has insurance coverage for potential workers' compensation liabilities. A description of each of the aforesaid insurance policies is set forth in Exhibit 4.17.

     4.18 TAXES. IAI has paid all federal, state, county, local and foreign taxes, including, without limitation, withholding taxes and social security taxes on all employees, sales taxes, license fees, and any charges levied, assessed or imposed upon any of the property of IAI, whether disputed or not, which are now known to be, or are hereafter found to be or to have been due. IAI has filed all federal, state, county, local and foreign tax returns required to be filed by it and has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes have become due. None of IAI's tax returns are currently the subject of an audit. IAI has not waived any statute of limitations or agreed to any extension of time with respect to any payment, assessment or deficiency of taxes.

     4.19 PROPRIETY OF PAST PAYMENTS. No unrecorded fund or asset of IAI has been established for any purpose; no accumulation or use of IAI's corporate funds has been made without being accurately accounted for in the books and records of IAI; all payments by or on behalf of IAI have been accurately recorded and accounted for in its books and records; no false or artificial entry has been made in the books and records IAI for any reason; no payment has been made by or on behalf of IAI with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; neither IAI nor any of its directors, officers, employees or agents, have made or received, directly or indirectly, any illegal contributions or payment to any political party, candidate or government official, either domestic or foreign; receipts or disbursements for the purpose of commercial bribery or unlawful political influence or kickbacks; or any other illegal payments or receipts of consideration (cash or otherwise) of any kind, without regard to whether any of the foregoing may have been authorized or ratified by IAI.

     4.20 BUSINESS CONDITIONS. Neither IAI nor any of the Shareholders has any knowledge of any condition which would have a material adverse effect upon the business of IAI or prevent such business from being carried on in the future, including but not limited to any notice from any client of IAI that such client does not intend to continue its contract with IAI. To the best knowledge of Shareholders, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause any of IAI's clients or customers to terminate their association with IAI. No stockholder, officer, director or employee of IAI owns, directly or indirectly, an interest in, or is an employee of, any corporation, firm or other business organization which is a competitor of IAI.

     4.21 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of IAI and/or the Shareholders in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. The information furnished to APG and/or AII by or on behalf of IAI and/or the Shareholders in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. There is no fact of which IAI and/or any of the Shareholders have not disclosed to APG in writing which materially adversely affects, or so far as IAI or any of the Shareholders can now foresee will materially adversely affect, the business or condition (financial or otherwise) of IAI.


                                    ARTICLE 5

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF APG AND AII
            --------------------------------------------------------

     APG and AII, jointly and severally, represent and warrant to IAI and the Shareholders that the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

     5.1 CORPORATE AUTHORITY. The execution, delivery and performance by APG and AII of this Agreement have been duly authorized and approved by the respective Boards of Directors of APG and AII.

     5.2 DELIVERY OF AGREEMENT AND AII COMMON STOCK. APG and AII have duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of APG and AII enforceable against each of them in accordance with its terms. The AII Shares have been duly authorized and, once issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

     5.3 SEC FORMS. AII has furnished to IAI and the Shareholders a copy of AII's Form 10-K for its fiscal year ended December 31, 1997, which has been filed with the Securities and Exchange Commission. AII represents and warrants that the financial and other information contained therein are true, accurate and complete, and are in accordance with the books and records of AII, set forth fairly AII's financial condition and results of its operations as of the dates specified therein, are understood to contain and reflect all necessary adjustments for a fair presentation of the results of operations and financial condition for the periods covered thereunder and, with respect to any of AII's contracts and commitments, contain and reflect reserves for all material liabilities and for all reasonably anticipated material losses.

     5.4 PRICE PROTECTION OF AII SHARES. At the end of the fifteen (15) month period immediately following the Closing, a calculation shall be made as to the average of the closing bid and ask prices of AII's common stock on NASDAQ for the trading days during the last three (3) months of said fifteen (15) month period ("Price Average"). If the Price Average is less than $27.00, then AII and/or APG shall pay to each of the Shareholders an amount of cash equal to (i) $27.00 less the greater of $24.00 or the Price Average, multiplied by (ii) the number of AII Shares then owned by each of the Shareholders. In addition to the foregoing price protection, in the event that any of the Shareholders sells any of his AII Shares through a normal brokerage transaction at any time during the fifteen (15) month period immediately following the Closing at a price of less than $27.00 per share, AII and/or APG shall pay to each such Selling Shareholder (for each share sold within that fifteen month period) an amount of cash equal to $27.00 less the greater of $24.00 or the actual sales price of the AII Shares sold by the Shareholder. Notwithstanding anything to the contrary contained in this Section 5.4, the price protection afforded herein shall apply only to the AII Shares which were issued in accordance with Section 2.1.2 above and not to any of the shares issued under Section 2.1.4 above.

     5.5 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of AII and/or APG in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. The information furnished to IAI and the Shareholders by or on behalf of AII and/or APG in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. There is no fact of which AII and/or APG have not disclosed to IAI or any of the Shareholders in writing which materially adversely affects, or so far as AII and APG can now foresee will materially adversely affect, the business or condition (financial or otherwise) of AII or APG.

                                    ARTICLE 6

                    COVENANTS AND AGREEMENTS PRIOR TO CLOSING
                    -----------------------------------------

     The parties covenant and agree as follows:

     6.1 CONTINUED DUE DILIGENCE. During the period from the date hereof through and until the Closing Date, APG and its representatives, agents and employees shall continue to have reasonable access (during normal business hours) to the properties, employees, business and operations of IAI, and the right to make such continuing examination of the books, records and financial condition of IAI as APG may wish.

     6.2 EXPENSES. Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

     6.3 EMPLOYMENT OF CONTINUING EMPLOYEES. Immediately after the Closing, IAI's employees (other than the Shareholders) shall receive the same salary they received immediately prior thereto. Notwithstanding the foregoing, APG reserves the right to make (or to cause the Surviving Corporation to make) necessary personnel or staffing adjustments following the Closing and, except as provided in Section 3.1, this Agreement shall not be construed to create contractual employment rights in any employees other than as employees terminable at will.

     6.4 BANK ACCOUNTS. Prior to the Closing, IAI shall not establish any new bank accounts or add any authorized signatories without the prior written consent of APG.

     6.5 FURTHER ASSURANCES. Each of the parties to this Agreement shall execute such documents and other papers and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.


                                    ARTICLE 7

                    CONDITIONS TO OBLIGATIONS OF APG AND AII
                    ----------------------------------------

     The obligations of APG and AII to consummate this Agreement shall be subject to and shall be conditioned upon each of the following conditions, any one or more of which may be waived by APG and AII:

     7.1 BREACH. Neither APG nor AII shall have discovered any material error, misstatement or omission in any of the representations or warranties made by IAI and/or the Shareholders in this Agreement, and all of the terms, covenants and conditions of this Agreement to be complied with or performed by IAI and the Shareholders on or before the Closing shall have been complied with and performed.

     7.2 NO MATERIAL CHANGES. There shall not have been any material adverse change to the financial or business condition of IAI.

     7.3 APPROVALS. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been reasonably approved by counsel for APG and AII.

     7.4 GOVERNMENTAL REGULATION. No consent, approval, authorization or order of any court or governmental agency or administrative body not obtained and in effect on the Closing shall be required for the consummation of the transactions contemplated by this Agreement, and no regulation, claim, proceeding, investigation or litigation, either administrative or judicial, shall be threatened or pending against any of the parties hereto, or applicable to any of them, which, in the opinion of counsel for APG and AII, presents a reasonable probability that the transactions contemplated by this Agreement would be enjoined or prevented, or that the business of IAI would be adversely affected. At the Closing, there shall exist no violations of any federal, state or local law, ordinance or regulation materially affecting the assets, properties or business of IAI.

     7.5 EMPLOYMENT AGREEMENTS AND NON-COMPETITION AGREEMENTS. The Employment Agreements and the Non-Competition Agreements shall have been executed by all parties thereto.

     7.6 ITEMS TO BE DELIVERED BY IAI AND SHAREHOLDERS. At the Closing, IAI and the Shareholders shall deliver to APG, in form and substance satisfactory to APG and AII, the following:

           7.6.1 A current certificate issued by the California Secretary of State confirming that no Uniform Commercial Code filings, chattel mortgages, assignments, pledges or other encumbrances have been filed with respect to any of the assets of IAI.

           7.6.2 A current certificate from the California Secretary of State indicating that IAI is in good standing under the laws of that state.

           7.6.3 A certificate, executed and sworn to by IAI and each of the Shareholders, confirming that (i) as of the Closing, all of the warranties and representations set forth in this Agreement are true and correct, and all covenants and agreements set forth in this Agreement have been satisfied, (ii) IAI and the Shareholders have delivered true, correct and complete original leases, contracts and other agreements to which IAI is a party, and (iii) that no adverse changes have occurred with respect to the business or assets of IAI.

           7.6.4 Certified copies of resolutions of all of the shareholders and Board of Directors of IAI.

           7.6.5 Such other documents, instruments and certificates required of APG and IAI as are contemplated herein to effect and complete the Closing.

           7.6.6 In connection with the AII Shares, an executed copy of the investment representations in the form attached hereto as Exhibit 3.3.

     7.7 CONSENTS. All parties to any leases, contracts and agreements of IAI whose consents are required shall have consented to the transactions contemplated hereby or have waived the preferential or other rights they would otherwise have by reason of such transactions.

     7.8 APG'S DUE DILIGENCE. Through the Closing Date, APG and its representatives, agents and employees shall conduct such review as they deem appropriate in their sole and absolute discretion of the books, records and affairs of IAI. As a condition to APG's and AII's obligation to consummate the Merger, APG and AII must be completely satisfied with the results of such review. If, for any reason whatsoever, APG or AII is not satisfied with such review, they may terminate this Agreement and neither party shall have any obligation hereunder to any of the other parties.

     7.9 OPINION OF COUNSEL. APG and AII shall have received a favorable opinion, reasonably satisfactory to APG, of Mills & Mills, counsel to IAI and the Shareholders, dated as of the Closing Date, addressed to APG and AII, to the effect that:

           7.9.1 IAI is duly organized, validly existing and in good standing under the laws of the State of California and have all requisite power to own, lease and operate their respective assets, properties and business as now conducted.

           7.9.2 IAI and the Shareholders have the full right, power and authority required to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed by them in connection herewith and to perform fully their obligations hereunder and thereunder.

           7.9.3 This Agreement and all other agreements and instruments to be executed by IAI and the Shareholders in connection herewith have been duly and validly authorized, executed and delivered by them and constitute the legal, valid and binding obligations of them, enforceable in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally.

           7.9.4 To the best knowledge of such counsel, the authorized, issued and outstanding capital stock of IAI is as stated in Paragraph 4.4 and Exhibit 4.4 hereof; all of the shares of issued and outstanding capital stock of IAI have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

           7.9.5 To the best knowledge of such counsel, IAI is not a party to or bound by any outstanding option or agreement to sell, issue, buy or otherwise dispose of or acquire any shares of capital stock or any debt security of IAI.

           7.9.6 To the best knowledge of such counsel, there is no pending claim, action, suit, investigation or proceeding of any kind in which IAI or any of the Shareholders has been served with process or otherwise received actual notice, and there is no threat of any such claim, action, suit, investigation or proceeding against, involving, affecting or relating to them or against, involving, affecting or relating to any of them or their officers or directors in connection with the business and affairs of IAI.

           7.9.7 To the best knowledge of such counsel, there is no default (or event which, with notice or lapse of time or both, would constitute a default) by any party thereto under any contract or by IAI under any governmental license, franchise, permit or other governmental authorization, which defaults and events would, in the aggregate, have a material adverse effect with respect to the condition (financial or otherwise), assets, properties, business or prospects of IAI, or a breach of any provision of the Articles of Incorporation, bylaws or other charter documents IAI.

           7.9.8 This Agreement and the transactions contemplated herein have been duly approved by the Board of Directors and by the Shareholders of IAI at a meeting duly held (or by written consent in lieu of a meeting) in compliance with the California General Corporation Law and the applicable regulations thereunder and is binding as to all Shareholders and this Agreement has been duly and validly executed and delivered by IAI; and the consummation of the Merger in accordance with the terms of this Agreement is a valid and binding obligation of IAI; and upon the filing by of this Agreement or

                   Articles of Merger, executed, acknowledged and amended as required by the California General Corporation Law, with the Secretary of State of California, the Merger shall become effective.

           7.9.9 Nothing has come to the attention of such counsel to indicate that any of the material representations and warranties of IAI or any of the Shareholders contained in this Agreement are untrue in any material respect or misleading in any material respect.


                                    ARTICLE 8

                          CONDITIONS TO OBLIGATIONS OF
                            IAI AND THE SHAREHOLDERS
                           ---------------------------

     The obligations of IAI and the Shareholders under this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

     8.1 PERFORMANCE. Each of the acts and undertakings of APG and AII to be performed at or prior to the Closing pursuant to this Agreement shall have been performed in all material respects.

     8.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of APG and AII made in this Agreement shall be true in all respects on and as of the Closing Date and with the same effect as though such representations and warranties had been made on and as of such date except as otherwise contemplated or permitted by this Agreement, and IAI and the Shareholders shall have received at Closing a certificate or certificates to that effect dated the Closing Date and executed on behalf of APG and AII.

     8.3 ACTIONS OR PROCEEDINGS. No action or proceeding by any governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which would if successful result in, damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would, in the good faith and reasonable judgment of the Shareholders, make it inadvisable to consummate such transactions, and no court order shall have been entered and be in force in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

     8.4 OPINION OF COUNSEL. The Corporation shall have received a favorable opinion, reasonably satisfactory to it, of Richman, Lawrence, Mann, Chizever & Phillips, counsel to APG and AII, dated as of the Closing Date, addressed to the Corporation, to the effect that:

           8.4.1 APG and AII have all requisite power, authority and approval required to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed by APG and AII in connection herewith and to perform fully their respective obligations hereunder and thereunder.

           8.4.2 This Agreement has been duly and validly authorized, executed and delivered by APG and AII and constitute the legal, valid and binding obligations of APG and AII, enforceable in accordance with its terms, except to the extent that such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally.

           8.4.3 The AII shares, when delivered to the Shareholders pursuant to this Agreement, will be validly issued, fully paid and non-assessable shares of AII common stock.

                                    ARTICLE 9

                                     CLOSING
                                     -------

     The closing of the Merger ("Closing") shall take place on May 22, 1998, at 10:00 a.m., at the offices of Richman, Lawrence, Mann, Chizever & Phillips, 9601 Wilshire Boulevard, Beverly Hills, California 90210, or at such other place or time as the parties may mutually agree. The parties hereto agree to use their best efforts to bring about the satisfaction of the conditions for Closing specified in this Agreement, but if any condition so specified is not satisfied and such condition is not waived in writing by the party for the benefit of whom or which such condition is stated, such party may terminate this Agreement by notice in writing to the other party. Any such conditions not so waived in writing shall nevertheless be deemed to have been waived by the party for the benefit of whom or which such condition is stated, if such party shall not so terminate this Agreement.

                                   ARTICLE 10

                                 INDEMNIFICATION
                                 ---------------

     10.1 BY IAI AND THE SHAREHOLDERS. IAI and the Shareholders, jointly and severally, agree to indemnify, reimburse and hold APG and AII harmless against and from all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by APG and/or AII, including reasonable attorneys' fees and expenses ("Claim"), as a result of the untruth of any representation or the breach of any warranty, covenant or agreement made by IAI and/or any of the Shareholders in this Agreement or in any document, exhibit, agreement or certificate given in connection with this Agreement, and the untruth of any certificate required under this Agreement to be delivered by IAI and/or the Shareholders at the Closing. APG and AII shall be entitled to recover any Claim made under this Paragraph 10.1 only to the extent the aggregate amount of all such Claims exceeds $50,000 and then only to the extent of such excess.

     10.2 APG AND AII. APG and AII, jointly and severally, hereby agree to indemnify, reimburse and hold harmless IAI and the Shareholders against and from all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by IAI and the Shareholders, including reasonable attorneys' fees and expenses, as a result of the untruth of any representation or the breach of any warranty, covenant or agreement made by APG or AII in this Agreement or in any document, exhibit, agreement or certificate given in connection with this Agreement and the untruth of any certificate required under this Agreement to be delivered by it at the Closing.


                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     11.1 NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All statements contained in any certificate or other instrument covered by this Agreement, or made on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations, warranties and agreements provided hereunder. Any representations, warranties and agreements made by the parties hereto shall survive the Closing and continue until the applicable statute of limitations shall have barred any claim thereon and shall be effective regardless of any investigation which may have been made at any time by or on behalf of a party.

     11.2 EXHIBITS. Exhibits referred to in this Agreement are hereby made a part hereof.

     11.3 PARTIES IN INTEREST AND BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, successors and assigns of the parties hereto.

     11.4 ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement shall not be assignable by any of the parties hereto except with written consent of all other parties hereto. This Agreement may be amended only by written agreement of all the parties hereto.

     11.5 NOTICES. Any notice or communication given by any of the parties hereto to the other parties hereto pursuant to this Agreement shall be in writing and delivered, faxed or mailed by certified mail, postage prepaid, as follows:

           (1) If to IAI and/or the Shareholders, to:

               Wayne Wright
               22522 Allview Terrace
               Laguna Hills, California 92651
               Fax No. (714) 455-9308

               With a copy to:

               Mills & Mills
               11755 Wilshire Boulevard, Suite 1400
               Los Angeles, California 90025
               Attention:  Michael E. Mills, Esq.
               Fax No. (310) 575-1918

           (2) If to APG and/or AII, to:

               Ambassador Performance Group, Inc.
               One Corporate Plaza, Suite 100
               Newport Beach, California 92660
               Attention: Ronald L. Merriman
               Fax No. (714) 717-5051

               With a copy to:

               Richman, Lawrence, Mann,
               Chizever & Phillips
               9601 Wilshire Boulevard, Penthouse
               Beverly Hills, California 90210
               Attention:  Gerald M. Chizever, Esq.
               Fax No. (310) 274-2831

           or to such other address as hereafter shall be furnished in writing by any of the parties hereto to the other parties hereto.

     11.6 ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties, and it shall not be changed or terminated orally. All prior discussions between the parties pertaining to this transaction, both written and oral, are superseded by and merged into this Agreement.

     11.7 HEADINGS. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement, or the intent of any provisions thereof.

     11.8 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     11.9 FURTHER ACTS. Each party to this Agreement agrees to execute any and all documents and perform any and all acts requested by any of the other parties in order to effectuate or consummate the terms of this Agreement.

     11.10 JOINT AND SEVERAL LIABILITY. Any and all obligations or liabilities under this Agreement by IAI and/or Shareholders shall be joint and several on the part of IAI and Wright and several and proportionate on the part of Medevic to the extent of 25% thereof, and each of them guarantees the full and faithful performance of the others as to all terms, conditions, provisions, representations and warranties made by each of them under this Agreement, except that Medevic's obligations hereunder shall be proportionate and several to the extent of 25% thereof.

     11.11 NO FINDER OR BROKER. Each party to this Agreement represents and warrants that no person or entity is entitled to any brokerage commission, finder's fee or any other like payment in connection with any transaction contemplated by this Agreement by reason of the action of such party.

     11.12 ATTORNEYS' FEES. In the event that any party to this Agreement institutes legal action against one or more of the other parties as a result of a breach or default under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and court costs.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                              AMBASSADOR PERFORMANCE GROUP, INC.


                              By:  /s/ Jeffrey D. Thomas
                                   ---------------------------------------

                              Its: Vice President
                                   ----------------------------------------


                              AMBASSADORS INTERNATIONAL, INC.

                              By:  /s/ Jeffrey D. Thomas
                                   ----------------------------------------

                              Its: Executive Vice President
                                   ----------------------------------------


                              INCENTIVE ASSOCIATES, INC.

                              By:  /s/ Wayne Wright
                                   ----------------------------------------

                              Its: President
                                   ----------------------------------------


                              /s/ Wayne Wright
                              ---------------------------------------------
                              WAYNE WRIGHT

                              /s/ Russ Medevic
                              ---------------------------------------------
                              RUSS MEDEVIC